Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 3, 2009, with respect to the consolidated balance sheet of NorthStar Real Estate Income Trust, Inc. as of February 20, 2009 contained in the Registration Statement and Preliminary Prospectus (File No. 333-157688). We consent to the use of the aforementioned report in this Registration Statement and Preliminary Prospectus of NorthStar Real Estate Income Trust, Inc. on Form S-11, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
New York, New York
May 28, 2009